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                                                                    Exhibit 23.2


                             CONSENT OF INDEPENDENT


                          CERTIFIED PUBLIC ACCOUNTANTS


5B Technologies Corporation
100 Sunnyside Boulevard
Woodbury, New York  11797

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of 5B Technologies Corporation (the "Company") on Form S-3 of our reports dated March 6, 2000 and March 6, 2000, except for Note 12 which is as of April 17, 2000, and Note 13 which is as of May 2, 2000, relating to the consolidated financial statements of the Company, appearing in the Company's Annual Report on Form 10-K and Form 8-K, respectively, as of and for the year ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

Melville, New York

December 8, 2000